Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FIRST QUARTER 2010 RESULTS

DALLAS, TEXAS . . . May 5, 2010 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $16.7 million, or $0.09 per diluted share, for the quarter ended March 31, 2010, compared to $19.6 million, or $0.11 per diluted share, for the quarter ended March 31, 2009.

The Company’s net sales were $217.5 million for the first quarter of 2010 compared to $203.4 million for the first quarter of 2009.  In the first quarter of 2010, the growth in net sales was the result of increased volumes, partially offset by a shift in customer requirements toward melted products, as well as moderately lower average selling prices.  Product shipment volumes increased as demand for certain titanium products improved within the commercial aerospace sector.  Factors contributing to the change in average selling prices for melted and mill products during the first quarter of 2010 include lower annual pricing under long-term customer agreements, lower spot market prices and the relative mix of products sold during the period.

Operating income for the first quarter of 2010 was $24.2 million compared to $26.4 million for the same period in 2009, reflecting a lower gross margin percentage relative to net sales.  The lower operating income resulted from lower average selling prices and the impact of lower utilization of our expanded production capacity during the first quarter of 2010 resulting from TIMET’s continued efforts to manage production rates and inventories in the current economic environment.

Bobby D. O’Brien, President and CEO, said, “Our operating results for the first quarter of 2010 reflect stronger demand than we have seen in the last several quarters as customer inventory levels within the commercial aerospace sector are beginning to stabilize and the global economy continues to show early signs of recovery.  Customer order trends in the first quarter indicate that the significant destocking activity in the commercial aerospace supply chain during 2009 has abated, and we see these trends continuing in the second quarter.  We believe 2010 volumes will remain above 2009 volumes, and we are making necessary adjustments to operating levels in response to this increase in demand.  Lower production rates throughout the industry during 2009 have contributed to a tightening supply of available scrap, and the increase in demand in 2010 has resulted in higher scrap prices and longer lead times for melted and mill products.  Spot prices for melted and mill products are also beginning to increase due to these and other factors.  We believe our ongoing initiatives to enhance operating flexibility without additional major capital expenditures, together with cost control measures, have positioned us with a strong balance sheet and positive cash flows which will allow us to compete effectively for new opportunities to strengthen and expand our market presence as the global economic recovery continues to develop.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended March 31,
	2009	2010

Net sales	$203.4	$217.5
Cost of sales	164.0	179.7

Gross margin	39.4	37.8

Selling, general, administrative and development expense	14.8	13.6
Other income, net	1.8	-

Operating income	26.4	24.2

Other non-operating income, net	1.3	3.0

Income before income taxes	27.7	27.2

Provision for income taxes	7.1	9.9

Net income	20.6	17.3

Noncontrolling interest in net income of subsidiary	0.9	0.5

Net income attributable to TIMET stockholders	19.7	16.8

Dividends on Series A Preferred Stock	0.1	0.1

Net income attributable to TIMET common stockholders	$19.6	$16.7

Earnings per share attributable to TIMET common stockholders	$0.11	$0.09

Weighted average shares outstanding:
Basic	181.1	179.6
Diluted	182.1	180.6

Melted product shipments:
Volume (metric tons)	635	1,140
Average selling price (per kilogram)	$26.40	$19.75

Mill product shipments:
Volume (metric tons)	2,915	3,395
Average selling price (per kilogram)	$57.55	$51.85